Exhibit 3.2

RESTATED CERTIFICATE OF INCORPORATION
OF
HOVNANIAN ENTERPRISES, INC.

(Originally incorporated on June 27, 1983)

The undersigned, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, hereby certifies that:

First:   The name of the corporation is: Hovnanian Enterprises, Inc. (hereinafter the “Corporation”).

Second:   The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware, County of New Castle 19808. The name of its registered agent at such address is Corporation Service Company.

Third:   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth:   The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 18,500,000, of which 16,000,000 shares shall be Class A Common Stock having a par value of one cent ($0.01) per share (the “Class A Common Stock”), 2,400,000 shares shall be Class B Common Stock having a par value of one cent ($0.01) per share (the “Class B Common Stock”) and 100,000 shares shall be Preferred Stock having a par value of one cent ($0.01) per share (the “Preferred Stock”).

(a)       Common Stock. The powers, preferences, limitations and relative rights of the Class A Common Stock and Class B Common Stock shall be as follows:

(1)       Voting Rights and Powers.

Except as otherwise specifically provided in this Restated Certificate of Incorporation (the “Certificate of Incorporation”) or as otherwise required by law, with respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Class A Common Stock and the holders of the outstanding shares of Class B Common Stock shall vote together without regard to class, and every holder of the outstanding shares of Class A Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of Class A Common Stock held in his name, and every holder of the outstanding shares of Class B Common Stock shall be entitled to cast thereon ten (10) votes in person or by proxy for each share of Class B Common Stock held in his name; provided, however, that each share of Class B Common Stock held of record by a person who, to the extent of the Corporation’s knowledge, is a broker or dealer in securities, a clearing house, a bank, trust company, savings and loan association or other financial institution, or who is a voting trustee or a nominee of any of the foregoing, or who otherwise holds shares of record as a nominee of the beneficial owner of such shares (all such shares being referred to herein as being held in nominee name) shall be entitled to only one vote per share held; and provided, further, however, that the holder of any such share held in nominee name shall be entitled, notwithstanding the limitation of the foregoing proviso, to the number of votes to which such holder otherwise would be entitled at any meeting of stockholders of the Corporation, to the extent such holder shall establish to the satisfaction of the Corporation that such share of Class B Common Stock has been held continuously since the date of issuance for the benefit or account of the same named beneficial owner of such shares (as defined in Paragraph (4)(E) hereof) or any Permitted Transferee thereof (as defined in Paragraph (4)(A) hereof). A beneficial owner of shares of Class B Common Stock whose shares are held in nominee name and who wishes to cast the number of votes provided by the first sentence of this Paragraph shall comply with the following procedure to affect a determination by the Corporation of his entitlement to such number of votes: if such record holder is a broker or dealer in securities, a clearing house, a bank, trust company, savings and loan association or other financial institution, or a voting trustee or a nominee of any of the foregoing, such record holder shall file with the transfer agent for the Class B Common Stock a certificate on a form which will be mailed to such holder by such transfer agent on request, certifying, as to shares identified by such holder, the information specified in the second proviso of this Paragraph (1); if such record holder is a nominee of a beneficial owner not included in the categories mentioned in the preceding clause, such record holder shall file with the transfer agent for the Class B Common Stock an affidavit to the same effect as the certificate specified in the preceding clause. Any certificate or affidavit filed for the purposes hereinabove set forth shall be deemed filed for purposes of this Paragraph (1) only if received by the transfer agent not last than three (3) nor more than twenty (20) business days prior to the date of the meeting at which the holder desires to exercise such voting rights or the last day by which such holder may give consent in writing to stockholder action in lieu of a meeting. If such certificate or affidavit is not timely filed or shall not establish to the satisfaction of the Corporation the facts stated therein, then such shares of Class B Common Stock shall be entitled to one (1) vote per share. The Corporation shall use its best efforts, if the Corporation believes such a certificate or affidavit does not establish to the Corporation’s satisfaction the facts stated therein, to mail to the person filing such certificate or affidavit a notice to such effect within seven (7) business days after the receipt by the transfer agent of any such certificate or affidavit. Any determination of which shares of Class B Common Stock shall be entitled to more than one (1) vote per share shall be made by the Board of Directors or any duly appointed committee of the Board of Directors. The Board of Directors is expressly authorized to adopt and apply such rules, procedures and policies, by the adoption of By-law provisions or otherwise, as it may deem appropriate or convenient to carry out, clarify and apply the provisions of this Paragraph (1) relating to the determination of which shares of Class B Common Stock shall be entitled to more than one vote per share. Any determination made pursuant to such rules, procedures or policies shall be final.

(2)       Dividends; Distributions Upon Dissolution.

(A)       Subject to the rights of the holders of any outstanding Preferred Stock, and subject to any other provisions of the Certificate of Incorporation, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends and other distributions (including stock splits or divisions of stock) in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, provided that in the case of special cash dividends or distributions or dividends or distributions payable in Preferred Stock, holders of Class A Common Stock and Class B Common Stock shall be entitled to share ratably as a single class, and provided, further, that in the case of regular cash dividends, no such dividend shall be declared or paid on one class of Common Stock unless a cash dividend is simultaneously declared and paid on the other class of Common Stock, and any such dividend will be paid on the Class A Common Stock in an amount per share of Class A Common Stock equal to 110% of the amount of such dividend paid on each share of Class B Common Stock (rounded down, if necessary, to the nearest one-hundredth of a cent), and provided, further, that, in the case of dividends or other distributions payable in stock of the Corporation other than Preferred Stock, including distributions pursuant to stock splits or divisions of stock of the Corporation other than Preferred Stock, which occur after the close of business on September 11, 1992, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock in an amount per share equal to the amount per share paid with respect to the Class A Common Stock shall be distributed with respect to Class B Common Stock, and provided, further, that neither class of Common Stock may be combined or reclassified (including any reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation) unless the other class of Common Stock is likewise combined or reclassified, and that, in the case of any such combination or reclassification of Class A Common Stock, the shares of Class B Common Stock shall also be combined or reclassified so that the number of issued shares of Class B Common Stock immediately following such combination or reclassification shall bear the same relationship to the number of issued shares immediately prior to such combination or reclassification as the number of issued shares of Class A Common Stock immediately following such combination or reclassification bears to the number of issued shares of Class A Common Stock immediately prior to such combination or reclassification.

(B)      In the event the Corporation shall be liquidated (either partially or completely), dissolved or wound up, whether voluntarily or involuntarily, the holders of the Class A Common Stock and the Class B Common Stock shall be entitled to share ratably as a single class in the net assets of the Corporation available to the holders of Common Stock; that is, an equal amount of net assets shall be distributed in respect of each share of Class A Common Stock and Class B Common Stock.

(3)       Conversion of Class B Common Stock into Class A Common Stock.

(A)      Each share of Class B Common Stock may, at any time or from time to time, at the option of the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock. Such conversion right shall be exercised by the surrender to the Corporation, or a duly appointed and acting transfer or exchange agent, of the certificate representing such share of Class B Common Stock to be converted at any time during normal business hours at the principal executive offices of the Corporation (to the attention of the Secretary of the Corporation), or if an agent for the transfer or exchange of shares of Class B Common Stock is then duly appointed and acting (said agent being referred to in this Paragraph FOURTH as the “Class B Transfer Agent”) then at the designated office of the Class B Transfer Agent, accompanied by a written notice of the election by the holder thereof to convert and (if so required by the Corporation or the Class B Transfer Agent) by such other instruments of transfer as the Corporation or the Class B Transfer Agent may deem appropriate, in each case duly executed by such holder or his duly authorized attorney and accompanied by payment of the amount of any Transfer Tax required pursuant to Paragraph (3)(D) below.

(B)      As promptly as practicable after the surrender for conversion of a certificate representing shares of Class B Common Stock in the manner provided in Paragraph (3)(A) above, including the payment in cash of any Transfer Tax required by the provisions of Paragraph (3)(D) below, the Corporation shall deliver or cause to be delivered at the principal executive office of the Corporation or the designated office of the Class B Transfer Agent to the holder so surrendering such certificate for conversion, or upon the written order of the holder of such certificate, a certificate or certificates representing the number of full shares of Class A Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. If the notice of conversion delivered by a holder of shares of Class B Common Stock specifies that less than all of such shares are to be converted into shares of Class A Common Stock, the Corporation shall deliver or cause to be delivered in accordance with the provisions of the preceding sentence, a new certificate or certificates evidencing the remaining shares of Class B Common Stock, issued in such name or names as such holder may direct. Any conversion of shares of Class B Common Stock into shares of Class A Common Stock shall be deemed to have been made immediately prior to the close of business on the date of the surrender for conversion of the certificate representing shares of Class B Common Stock, accompanied by the requisite notice of conversion, other instruments of transfer and payment of Transfer Taxes, and all rights of the holder of such shares of Class B Common Stock, as such holder, shall cease at such time and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes at such time as having become the record holder or holders of the shares of Class A Common Stock into which such shares of Class B Common Stock are converted; provided, however, that in the event any such surrender of shares of Class B Common Stock for conversion is made on any date when the stock transfer records of the Corporation shall be closed, the person or persons in whose name or names the certificate or certificates representing shares of Class A Common Stock are to be issued upon such conversion will become the record holder or holders of the shares of Class A Common Stock for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer records are open.

(C)     The Corporation will at all times reserve and keep available, solely for the purpose of issuance upon conversion of shares of Class B Common Stock, such number of shares of Class A Common Stock as shall be issuable upon the conversion of all such outstanding shares; provided, however, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of shares of Class B Common Stock by delivery of purchased shares of Class A Common Stock which are held in the treasury of the Corporation. If any shares of Class A Common Stock required to be reserved for purposes of conversion hereunder require registration with or approval of any governmental authority under any federal or state law before such shares of Class A Common Stock may be issued upon conversion, the Corporation shall use its best efforts to cause such shares to be duly registered or approved for issuance as expeditiously as practicable. The Corporation will endeavor to list the shares of Class A Common Stock required to be delivered upon conversion prior to such delivery upon each national securities exchange, if any, upon which the shares of Class A Common Stock are listed at the time of such delivery. All shares of Class A Common Stock which shall be issued upon conversion of the Class B Common Stock will, upon issuance, be fully paid and nonassessable and not subject to any preemptive rights.

(D)      The issuance of certificates for shares of Class A Common Stock upon conversion of shares of Class B Common Stock, and the issuance of certificates for remaining shares of Class B Common Stock upon conversion of less than all of the shares represented by any certificate, shall be made without charge to the stockholder for any stock transfer tax or stamp tax or other similar tax (“Transfer Tax”) in respect of the conversion of shares of Class B Common Stock into Class A Common Stock or the issuance or exchange of stock certificates in respect thereof; provided, however, that, if any certificate for shares of Class A Common Stock is to be issued in a name other than that of the record holder of the share or shares of Class B Common Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any Transfer Tax which may be payable in respect of any such transfer, exchange or issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

(E)      All issued shares of Class B Common Stock shall be deemed, without further action on the part of any person, to be immediately and automatically converted into shares of Class A Common Stock, on the terms provided by Paragraph (3)(A) through (3)(D) above, and stock certificates formerly representing shares of Class B Common Stock shall thereupon and thereafter be deemed to represent a like number of shares of Class A Common Stock until surrendered for certificates explicitly representing shares of Class A Common Stock in each of the instances set forth below:

(i)     All of the shares of Class B Common Stock shall be automatically so converted into shares of Class A Common Stock if and when on any record date for determining the stockholders entitled to participate in any dividend or distribution on the Common Stock of the Corporation, or any annual or special meeting of stockholders or action of common stockholders by written consent, the number of issued and outstanding shares of Class B Common Stock is less than five percent (5%) of the aggregate number of shares of Class A Common Stock and Class B Common Stock then outstanding.

(ii)     All of the shares of Class B Common Stock shall be automatically so converted into shares of Class A Common Stock, as of a record date set by the Board of Directors for such purpose, in the event that the Board of Directors, by resolution adopted by the affirmative vote of a majority of the members thereof, shall determine that there has been a material adverse change in the liquidity of the market for, or the marketability of, the then outstanding shares of Class A Common Stock due to a delisting of the Class A Common Stock from a national securities exchange or the cessation of the quotation of bids for the Class A Common Stock in any quotation system operated by an association of securities dealers, or due to requirements of federal or state law applicable to trading in the Class A Common Stock, attributable to the existence of the Class A Common Stock and Class B Common Stock.

In the event that all issued shares of Class B Common Stock shall be converted into shares of Class A Common stock in accordance with this Paragraph (3)(E), the Class B Common Stock shall automatically be cancelled and shall no longer be authorized for issuance.

(F)      Except as provided in Paragraph (3)(B) above, shares of Class B Common Stock that are converted into shares of Class A Common Stock shall be restored to the status of authorized but unissued shares of Class B Common Stock and may again be issued by the Corporation as permitted in accordance with the terms of the Certificate of Incorporation.

(4)      Restrictions on Transfer of the Class B Common Stock.

(A)        The record owner of shares of Class B Common Stock (hereinafter referred to as a “Class B Stockholder”) may transfer the shares of Class B Common Stock of such Class B Stockholder, whether by sale, assignment, gift or otherwise, only to a Permitted Transferee of such Class B Stockholder and no Class B Stockholder may otherwise transfer any interest in any shares of Class B Common Stock and the Corporation shall not register any other attempted transfer of ownership of shares of Class B Common Stock. For purposes of the Certificate of Incorporation:

(i)       A “Permitted Transferee” shall be, if the Class B Stockholder is an individual, (A) the estate or any legatee, heir or distributee upon death of the Class B Stockholder; (B) the spouse or former spouse of the Class B Stockholder, (C) any parent or grandparent and any lineal descendant (including any adopted child) of any parent or grandparent of the Class B Stockholder or of such Class B Stockholder’s spouse; (D) any guardian or custodian (including a custodian for purposes of the Uniform Gift to Minors Act or Uniform Transfers to Minors Act) for, or any executor, administrator, conservator or other legal representative of, the Class B Stockholder or any Permitted Transferee thereof; (E) the trustee of a trust (including a voting trust), and any savings or retirement account, such as an individual retirement account for purposes of federal income tax laws, whether or not involving a trust, principally for the benefit of such Class B Stockholder and/or any Permitted Transferee thereof, including any trust in respect of which such Class B Stockholder or any Permitted Transferee thereof has any general or special testamentary power of appointment or general or special non-testamentary power of appointment limited to any Permitted Transferee or Permitted Transferees thereof; (F) any organization contributions to which are deductible for federal income, estate or gift tax purposes (hereinafter referred to as a “Charitable Organization”) established by such Class B Stockholder and/or any Permitted Transferee or Permitted Transferees thereof; (G) any corporation, partnership or other business entity if substantially all the beneficial ownership thereof is held by the Class B Stockholder and/or any Permitted Transferee or Permitted Transferees thereof; provided, however, that if the Class B Stockholder who made such transfer, and all Permitted Transferees thereof, cease, for whatever reason, to hold substantially all of the beneficial ownership of such corporation, partnership or other business entity, then any and all shares of Class B Common Stock owned by such corporation, partnership or other business entity shall be deemed to be converted automatically, without further action by or on behalf of any person, into shares of Class A Common Stock as provided by Paragraphs (3)(A) through (3)(D) above and such corporation, partnership or other business entity shall no longer be a Class B Stockholder; and (H) the Corporation.

(ii)       A “Permitted Transferee” shall be, if the Class B Stockholder is a corporation, partnership or other business entity, (A) any employee benefit plan, or trust thereunder or therefor, sponsored by the Class B Stockholder; (B) the trustee of a trust (including any voting or liquidating trust) principally for the benefit of such Class B Stockholder and/or any Permitted Transferee or Permitted Transferees thereof; (C) any Charitable Organization established by such Class B Stockholder and/or any Permitted Transferee or Permitted Transferees thereof; (D) any corporation, partnership or other business entity which, directly or indirectly, is in control of, is controlled by or is under common control with such Class B Stockholder and/or any Permitted Transferee or Permitted Transferees thereof; (E) the stockholders of the corporation, partners of the partnership or other owners of equity interests in any other business entity who receives such shares, by way of dividend or distribution (upon dissolution, liquidation or otherwise), provided that such transfer will not result in beneficial ownership of such shares by persons who did not have substantially all of the beneficial ownership of such corporation, partnership or business entity prior to the time such corporation, partnership or business entity that acquired beneficial ownership of such shares of Class B Common Stock (other than by any such person who is a Permitted Transferee of a stockholder, partner or other owner of equity interests in the business entity who continued to have such beneficial ownership of the corporation, partnership or other business entity), and such shares of Class B Common Stock are distributed to such persons substantially pro rata to their interests in such corporation, partnership or other business entity; (F) any successor thereto by operation of law pursuant to a merger, consolidation or similar transaction; and (G) the Corporation.

(iii)       A “Permitted Transferee” shall be, if the Class B Stockholder is any person who holds shares of Class B Common Stock for the beneficial ownership of another (including any broker or dealer in securities, any clearing house, any bank, trust company, savings and loan association or other financial institution, any other nominee, any trustee, any savings plan or account or related trust, such as an individual retirement account principally for the benefit of any individual or any employee benefit plan, or trust thereunder or therefor, of any corporation, partnership or other business entity, including any employee stock ownership, investment, option, bonus, purchase or incentive plan of the Corporation), (A) the person or persons for whose benefit the Class B Stockholder holds such shares of Class B Common stock (the “beneficiary”), (B) any person who would be a Permitted Transferee of the beneficiary if the beneficiary were a Class B Stockholder or (C) if the Class B Stockholder is an employee benefit plan, or trust thereunder or therefor, any person who is a participant in such plan, provided such transfer is made in accordance with such plan.

Notwithstanding anything to the contrary set forth herein, any holder of Class B Common Stock may pledge his shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares may not be transferred to or registered in the name of the pledgee unless such pledgee is a Permitted Transferee. In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Common Stock shall be deemed to be converted automatically, without any act or deed on the part of the Corporation or any other person, into shares of Class A Common Stock as provided in Paragraphs (3)(A) through (3)(D) above, unless within five (5) business days after such foreclosure or similar event such pledged shares are returned to the pledgor or transferred to a Permitted Transferee of the pledgor.

Notwithstanding anything to the contrary set forth herein, the foregoing provisions of this Paragraph (4)(A) shall not be deemed to restrict or prevent any transfer of shares of Class B Common Stock by operation of law upon incompetence, death, dissolution or bankruptcy of any Class B Stockholder or any provision of law providing for, or judicial order of, forfeiture, seizure or impoundment.

(B)       Any transfer of any interest in shares of Class B Common Stock made in violation of Paragraph (4)(A) shall result, without further action on the part of any person, in the automatic conversion of such shares of Class B Common Stock into shares of Class A Common Stock, in accordance with the provisions of Section 3 above.

(C)       The Corporation and the Class B Transfer Agent may, as a condition to the transfer or the registration of any transfer of shares of Class B Common Stock permitted by Paragraph (4)(A) above, require the furnishing of such affidavits or other proof as they deem necessary to establish that the transferee is a Permitted Transferee. Should any such transferor wish to contest any decision by the Corporation as to whether such transferee is a Permitted Transferee, the final determination shall be made by the Board of Directors of the Corporation, in its sole and absolute discretion.

(D)       The Corporation shall note on the certificates for shares of Class B Common Stock the restrictions on transfer and registration of transfer imposed by the provisions of this Section 4.

(E)        For purposes of Paragraph FOURTH, the term “beneficial ownership” in respect of shares of Class B Common Stock shall mean possession of the power and authority, either singly or jointly with another, to vote or dispose of or to direct the voting or disposition of such shares, other than in a fiduciary capacity, and the term “beneficial owner” in respect of shares of Class B Common Stock shall mean the person or persons who possess such power and authority. “Beneficial ownership” for purposes of clause (i)(G) of Paragraph (4)(A) above shall mean the power to control a corporation, partnership or other business entity and to receive the economic benefits of its enterprise. Unless otherwise approved by the Board of Directors, a Class B Stockholder and the Permitted Transferees thereof shall be deemed to have “substantially all” of the beneficial ownership of a corporation, partnership or other business entity for purposes of clause (i)(G) of Paragraph (4)(A) only if they have beneficial ownership of at least 90% of each class of ownership interest therein. The Board of Directors is expressly authorized to adopt and apply such rules, procedures and policies, by the adoption of By-law provisions or otherwise, as it may deem appropriate or convenient to carry out, clarity and apply the provisions of Paragraphs (4)(A) through (4)(C) above and this Paragraph (4)(E) relating to the determination of who is the beneficial owner of any shares of Class B Common Stock and what constitutes beneficial ownership of “substantially all” of a trust, corporation, partnership or other business entity.

(5)      Merger; Consolidation.

In the event of a merger, consolidation, acquisition, tender offer, recapitalization, reorganization or other business combination to which the Corporation is a party (whether or not the Corporation is the surviving corporation), in which shares of Class A Common Stock and Class B Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, and in such event, each share of Class A Common Stock and Class B Common Stock shall be entitled to receive the same per share consideration pursuant to such merger, consolidation, acquisition, tender offer, recapitalization, reorganization or other business combination unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class. Nothing contained in this Paragraph (5) shall limit or restrict any conversion of shares of Class B Common Stock into shares of Class A Common Stock permitted by Section 3 above.

(6)      Other Rights.

Except as otherwise required by the General Corporation Law of the State of Delaware or as otherwise provided in the Certificate of Incorporation, each share of Class A Common Stock and each share of Class B Common Stock shall have identical powers, preferences and rights.

(b)       Preferred Stock. The Board of Directors of the Corporation is hereby authorized to issue, from time to time, shares of Preferred Stock in series and to fix the number of shares in each series and the designations, powers, preferences and relative, participating, optional or other special rights thereof and the qualifications, limitations, or restrictions thereon, including, without limitation, any of the following: (i) provisions relating to voting rights of each share in such series, including multiple or fractional votes per share; (ii) provisions relating to the call or redemption thereof, including, without limitation, the times and prices for such calls or redemptions and provisions relating to sinking funds therefor and the retirement thereof, if any; (iii) provisions relating to the right to receive dividends, including, without limitation, participation in dividends with shares of any other class or shares of capital stock of the Corporation and/or preferential dividends, the rate of such dividends, whether such dividends shall be cumulative or noncumulative and the conditions on which such dividends shall be accrued and paid, and any preferential rights thereto or rights in relation to dividends payable on any other classes or series of stock of the Corporation; (iv) the rights thereof upon the dissolution of, or upon any distribution of the assets of, the Corporation; and (v) provisions relating to the conversion thereof into, or the exchange thereof for, shares of any class or any other series of the same class of stock of the Corporation or exchange for any other security of the Corporation or any other company.

Pursuant to the authority conferred by this Paragraph FOURTH upon the Board of Directors of the Corporation, the Board of Directors created a series of 8,000 shares of Preferred Stock designated as the 7.625% Series A Preferred Stock by filing a Certificate of Designations, Powers, Preferences and Rights with the Secretary of State of the State of Delaware on July 12, 2005, and the powers (including voting powers), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Corporation’s 7.625% Series A Preferred Stock are set forth in Exhibit A hereto and are incorporated herein by reference.

Pursuant to the authority conferred by this Paragraph FOURTH upon the Board of Directors of the Corporation, the Board of Directors created a series of 10,000 shares of Preferred Stock designated as the Series B Junior Preferred Stock by filing a Certificate of Designation with the Secretary of State of the State of Delaware on August 15, 2008, and the powers (including voting powers), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Corporation’s Series B Junior Preferred Stock are set forth in Exhibit B hereto and are incorporated herein by reference.

Fifth:   The Board of Directors of the Corporation may alter, amend or repeal the By-Laws of the Corporation.

Sixth:   Election of Directors need not be by written ballot unless the By-laws of the Corporation so provide. At any time when any shares of Class B Common Stock are outstanding, thirty-three and one-third percent (33⅓%) of the Directors of the Corporation, as fixed from time to time in accordance with the By-laws of the Corporation, shall be independent Directors. In the event that thirty-three and one-third percent (33⅓%) of the number of Directors is not a whole number, the number of Directors who shall be independent Directors shall be rounded up to the nearest whole number. For purposes of this Paragraph SIXTH, the term “independent Director” means a Director who is neither (i) an officer of the Corporation or of any entity which, directly or indirectly, is in control of, is controlled by or is under common control with the Corporation nor (ii) a record or beneficial owner (as determined in accordance with Paragraph (a)(4)(E) of Paragraph FOURTH hereof) of five percent (5%) or more of the aggregate number of outstanding shares of the Corporation’s Class A Common Stock and Class B Common Stock.

Seventh:   No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Paragraph shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This Paragraph shall not eliminate or limit the liability of a director for any act or omission occurring prior to October 15, 1987. Any repeal or modification of this Paragraph SEVENTH shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to the time of such repeal or modification.

Eighth:   Restrictions on Transfers

8.1        DEFINITIONS. As used in this Paragraph EIGHTH, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treasury Regulation § 1.382-2T shall include any successor provisions):

“5-percent Transaction” means any Transfer described in clause (a) or (b) of Section 8.2.

“5-percent Stockholder” means a Person or group of Persons that is a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation § 1.382-2T(g).

“Agent” has the meaning set forth in Section 8.5.

“Board of Directors” or “Board” means the board of directors of the Corporation.

“Class A Common Stock” means any interest in Class A Common Stock, par value $0.01 per share, of the Corporation that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

“Class B Common Stock” means any interest in Class B Common Stock, par value $0.01 per share, of the Corporation that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the rulings issued thereunder.

“Converted A Shares” has the meaning set forth in Section 8.3.

“Corporation Security” or “Corporation Securities” means (i) shares of Class A Common Stock and Class B Common Stock, (ii) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)) to purchase Securities of the Corporation, and (iv) any Stock.

“Effective Date” means December 9, 2008.

“Excess Securities” has the meaning given such term in Section 8.4; provided, however, that Excess Securities shall not include Class B Common Stock.

“Expiration Date” means the earlier of (i) the repeal of Section 382 of the Code or any successor statute if the Board of Directors determines that this Paragraph EIGHTH is no longer necessary for the preservation of Tax Benefits, (ii) the beginning of a taxable year of the Corporation to which the Board of Directors determines that no Tax Benefits may be carried forward or (iii) such date as the Board of Directors shall fix in accordance with Section 8.12 of this Paragraph EIGHTH.

“Percentage Stock Ownership” means the percentage Stock Ownership interest of any Person or group (as the context may require) for purposes of Section 382 of the Code as determined in accordance with the Treasury Regulation § 1.382-2T(g), (h), (j) and (k) or any successor provision.

“Person” means any individual, firm, corporation or other legal entity, and includes any successor (by merger or otherwise) of such entity; provided, however, that a Person shall not mean a Public Group.

“Pre-existing 5-percent Stockholder” means (i) any Person that has filed a Schedule 13D or 13G with respect to the Corporation on or before the Effective Date and (ii) any “5-percent owner” or “higher tier entity” of any Person described in clause (i) within the meaning of Treasury Regulation § 1.382-2T(f)(10) and 1.382-2T(f)(14).

“Prohibited Distributions” means any and all dividends or other distributions paid by the Corporation with respect to any Excess Securities received by a Purported Transferee.

“Prohibited Transfer” means any Transfer or purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Paragraph EIGHTH.

“Public Group” has the meaning set forth in Treasury Regulation § 1.382-2T(f)(13).

“Purported Transferee” has the meaning set forth in Section 8.4.

“Securities” and “Security” each has the meaning set forth in Section 8.7.

“Stock” means any interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

“Stock Ownership” means any direct or indirect ownership of Stock, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect, and constructive ownership determined under the provisions of Section 382 of the Code and the regulations thereunder.

“Tax Benefits” means the net operating loss carryforwards, capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards and foreign tax credit carryforwards, as well as any loss or deduction attributable to a “net unrealized built-in loss” of the Corporation or any direct or indirect subsidiary thereof, within the meaning of Section 382 of the Code.

“Transfer” means, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a person, other than the Corporation, that alters the Percentage Stock Ownership of any Person or group. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)). For the avoidance of doubt, a Transfer shall not include the creation or grant of an option by the Corporation, nor shall a Transfer include the issuance of Stock by the Corporation.

“Transferee” means any Person to whom Corporation Securities are Transferred.

“Treasury Regulations” means the regulations, including temporary regulations or any successor regulations promulgated under the Code, as amended from time to time.

8.2     TRANSFER AND OWNERSHIP RESTRICTIONS. In order to preserve the Tax Benefits, from and after the Effective Date of this Paragraph EIGHTH any attempted Transfer of Corporation Securities (excluding Class B Common Stock) prior to the Expiration Date and any attempted Transfer of Corporation Securities (excluding Class B Common Stock) pursuant to an agreement entered into prior to the Expiration Date, shall be prohibited and void ab initio (a) if the transferor is a 5-percent Stockholder or (b) to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person or group of Persons would become a 5-percent Stockholder or (2) the Percentage Stock Ownership in the Corporation of any 5-percent Stockholder would be increased.

8.3     EXCEPTIONS.

(a)     Notwithstanding anything to the contrary herein, if a Transfer by (but not to) a Pre-existing 5-percent Stockholder or a stockholder holding shares of Class A Common Stock acquired upon conversion of Class B Common Stock in accordance with Paragraph FOURTH of this Certificate of Incorporation (“Converted A Shares”) otherwise would be prohibited by Section 8.2, such Transfer shall not be prohibited under Section 8.2 if both of the following conditions are met: (i) such Transfer does not increase the Percentage Stock Ownership of any 5-percent Stockholder or create a new 5-percent Stockholder, in each case other than a Public Group (including a new Public Group created under Treasury Regulation § 1.382-2T(j)(3)(i)), and (ii) the Stock that is the subject of the Transfer either (x) was acquired by such Pre-existing 5-percent Stockholder prior to the Effective Date or (y) is Converted A Shares.

(b)     The restrictions set forth in Section 8.2 shall not apply to an attempted Transfer that is a 5-percent Transaction if the transferor or the Transferee obtains the written approval of the Board of Directors or a duly authorized committee thereof. As a condition to granting its approval pursuant to this Section 8.3, the Board of Directors, may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the Transfer shall not result in the application of any Section 382 of the Code limitation on the use of the Tax Benefits; provided that the Board may grant such approval notwithstanding the effect of such approval on the Tax Benefits if it determines that the approval is in the best interests of the Corporation. The Board of Directors may impose any conditions that it deems reasonable and appropriate in connection with such approval, including, without limitation, restrictions on the ability of any Transferee to Transfer Stock acquired through a Transfer. Approvals of the Board of Directors hereunder may be given prospectively or retroactively. The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this Paragraph EIGHTH through duly authorized officers or agents of the Corporation. Nothing in this Section 8.3 shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

8.4     EXCESS SECURITIES.

(a)     No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to Section 8.5 or until an approval is obtained under Section 8.3(b). After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this Section 8.4 or Section 8.5 shall also be a Prohibited Transfer.

(b)     The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities (other than Class B Common Stock) or the payment of any distribution on any Corporation Securities (other than Class B Common Stock) that the proposed Transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the direct or indirect ownership interests in such Corporation Securities. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Paragraph EIGHTH, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of stock and other evidence that a Transfer will not be prohibited by this Paragraph EIGHTH as a condition to registering any transfer.

8.5     TRANSFER TO AGENT. If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation sent within thirty (30) days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 8.6 if the Agent rather than the Purported Transferee had resold the Excess Securities.

8.6     APPLICATION OF PROCEEDS AND PROHIBITED DISTRIBUTIONS. The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer) which amount shall be determined at the discretion of the Board of Directors; and (c) third, any remaining amounts shall be paid to one or more organizations qualifying under section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any transferor of Excess Securities. The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this Section 8.6. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 8.6 inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by Agent in performing its duties hereunder.

8.7     MODIFICATION OF REMEDIES FOR CERTAIN INDIRECT TRANSFERS. In the event of any Transfer (excluding Class B Common Stock) which does not involve a transfer of securities of the Corporation within the meaning of Delaware law (“Securities,” and individually, a “Security”) but which would cause a 5-percent Stockholder to violate a restriction on Transfers provided for in this Paragraph EIGHTH, the application of Section 8.5 and Section 8.6 shall be modified as described in this Section 8.7. In such case, no such 5-percent Stockholder shall be required to dispose of any interest that is not a Security, but such 5-percent Stockholder and/or any Person whose ownership of Securities is attributed to such 5-percent Stockholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such 5-percent Stockholder, following such disposition, not to be in violation of this Paragraph EIGHTH. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections 8.5 and 8.6, except that the maximum aggregate amount payable either to such 5-percent Stockholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Stock shall be paid out of any amounts due such 5-percent Stockholder or such other Person. The purpose of this Section 8.7 is to extend the restrictions in Sections 8.2 and 8.5 to situations in which there is a 5-percent Transaction without a direct Transfer of Securities, and this Section 8.7, along with the other provisions of this Paragraph EIGHTH, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

8.8     LEGAL PROCEEDINGS; PROMPT ENFORCEMENT. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a written demand pursuant to Section 8.5 (whether or not made within the time specified in Section 8.5), then the Corporation shall promptly take all cost effective actions which it believes are appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section 8.8 shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this Paragraph EIGHTH being void ab initio, (b) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (c) cause any failure of the Corporation to act within the time periods set forth in Section 8.5 to constitute a waiver or loss of any right of the Corporation under this Paragraph EIGHTH. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Paragraph EIGHTH.

8.9     LIABILITY. To the fullest extent permitted by law, any stockholder subject to the provisions of this Paragraph EIGHTH who knowingly violates the provisions of this Paragraph EIGHTH and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

8.10     OBLIGATION TO PROVIDE INFORMATION. As a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Paragraph EIGHTH or the status of the Tax Benefits of the Corporation.

8.11     LEGENDS. The Board of Directors may require that any certificates issued by the Corporation evidencing ownership of shares of Stock (other than Class B Common Stock) that are subject to the restrictions on transfer and ownership contained in this Paragraph EIGHTH bear the following legend:

“THE CERTIFICATE OF INCORPORATION, AS AMENDED (THE “CERTIFICATE OF INCORPORATION”), OF THE CORPORATION CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) OF CLASS A COMMON STOCK OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS, RIGHTS AND WARRANTS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE “BOARD OF DIRECTORS”) IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER), THAT IS TREATED AS OWNED BY A FIVE PERCENT SHAREHOLDER UNDER THE CODE AND SUCH REGULATIONS. IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) TO THE CORPORATION’S AGENT. IN THE EVENT OF A TRANSFER WHICH DOES NOT INVOLVE SECURITIES OF THE CORPORATION WITHIN THE MEANING OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE (“SECURITIES”) BUT WHICH WOULD VIOLATE THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE SECURITIES WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE CORPORATION’S CERTIFICATE OF INCORPORATION TO CAUSE THE FIVE PERCENT STOCKHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE CERTIFICATE OF INCORPORATION, CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

The Board of Directors may also require that any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject to conditions imposed by the Board of Directors under Section 8.3 of this Paragraph EIGHTH also bear a conspicuous legend referencing the applicable restrictions.

8.12     AUTHORITY OF BOARD OF DIRECTORS.

(a)        The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this Paragraph EIGHTH, including, without limitation, (i) the identification of 5-percent Stockholders, (ii) whether a Transfer is a 5-percent Transaction or a Prohibited Transfer, (iii) the Percentage Stock Ownership in the Corporation of any 5-percent Stockholder, (iv) whether an instrument constitutes a Corporation Security, (v) the amount (or fair market value) due to a Purported Transferee pursuant to Section 8.6, and (vi) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Paragraph EIGHTH. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind by-laws, regulations and procedures of the Corporation not inconsistent with the provisions of this Paragraph EIGHTH for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Paragraph EIGHTH.

(b)        Nothing contained in this Paragraph EIGHTH shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (i) accelerate or extend the Expiration Date, (ii) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this Paragraph EIGHTH, (iii) modify the definitions of any terms set forth in this Paragraph EIGHTH or (iv) modify the terms of this Paragraph EIGHTH as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such acceleration, extension or modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Stockholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the Corporation shall deem appropriate.

(c)        In the case of an ambiguity in the application of any of the provisions of this Paragraph EIGHTH, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Paragraph EIGHTH requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Paragraph EIGHTH. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Paragraph EIGHTH. The Board of Directors may delegate all or any portion of its duties and powers under this Paragraph EIGHTH to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Paragraph EIGHTH through duly authorized officers or agents of the Corporation. Nothing in this Paragraph EIGHTH shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

8.13     RELIANCE. To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Paragraph EIGHTH, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any stockholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.

8.14     BENEFITS OF THIS PARAGRAPH EIGHTH. Nothing in this Paragraph EIGHTH shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Paragraph EIGHTH. This Paragraph EIGHTH shall be for the sole and exclusive benefit of the Corporation and the Agent.

8.15     SEVERABILITY. The purpose of this Paragraph EIGHTH is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Paragraph EIGHTH or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Paragraph EIGHTH.

8.16     WAIVER. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Paragraph EIGHTH, (1) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (2) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

***

The restatement of the Certificate of Incorporation of the Corporation herein certified restates and integrates but does not further amend the provisions of the Corporation’s Certificate of Incorporation as amended or supplemented, and there is no discrepancy between the provisions of the Corporation’s Certificate of Incorporation as amended or supplemented and the provisions of this restatement of the Certificate of Incorporation. This restatement of the Certificate of Incorporation was duly adopted pursuant to, and in accordance with, the provisions of Section 245 of the General Corporation Law of the State of Delaware.

This Restated Certificate of Incorporation of the Corporation shall be effective at 12:30 a.m. New York City time on March 29, 2019.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed on behalf of the Corporation this 28th day of March, 2019.

HOVNANIAN ENTERPRISES, INC.

By:	/s/ Michael Discafani
Name: Michael Discafani
Title: Vice President, Corporate Counsel and Secretary

EXHIBIT A

CERTIFICATE OF DESIGNATIONS, POWERS,
PREFERENCES AND RIGHTS
OF THE
7.625% SERIES A PREFERRED STOCK
($25,000.00 initial liquidation preference per share)

OF

HOVNANIAN ENTERPRISES, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

HOVNANIAN ENTERPRISES, INC., a Delaware corporation (the “Corporation”), HEREBY CERTIFIES that the following resolutions were duly adopted by the Preferred Offering Committee (the “Preferred Offering Committee”) of the Board of Directors of the Corporation in accordance with Section 151(g) of the General Corporation Law of the State of Delaware pursuant to the authority conferred upon the Board of Directors of the Corporation by the provisions of the amended Certificate of Incorporation of the Corporation and pursuant to the authority conferred upon the Board of Directors by the restated By-Laws of the Corporation and pursuant to the authority duly delegated to the Preferred Offering Committee thereto by the Board of Directors of the Corporation:

RESOLVED, that pursuant to Paragraph FOURTH of the Corporation’s Certificate of Incorporation, which authorizes 100,000 shares of preferred stock, par value $.01 per share, the Board of Directors of the Corporation hereby fixes the following designations, powers, preferences and rights of a series of preferred stock:

1.     Designation and Amount; Fractional Shares.  The series of preferred stock shall be designated as the “7.625% Series A Preferred Stock” (the “Series A Preferred Stock”).  The Series A Preferred Stock shall be perpetual and the authorized number of shares of Series A Preferred Stock shall be 8,000 shares.  The Series A Preferred Stock is issuable in whole shares only.

2.     Dividends.  Holders of shares of Series A Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors of the Corporation or a duly authorized committee thereof out of funds of the Corporation legally available for payment, non-cumulative quarterly cash dividends at an annual rate of 7.625% of the liquidation preference of each share, or $1,906.25 per share of Series A Preferred Stock per year.  Dividends on the Series A Preferred Stock are payable quarterly in arrears on the 15th day of January, April, July and October of each year (each a “Dividend Payment Date”), when, as, and if declared, beginning on October 15, 2005.  If any of those dates is not a New York business day, then the dividend payment date will be the next succeeding New York business day.  “New York business day” means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.  The amount of dividends payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months.  Dividends shall be payable, in arrears, to holders of record as they appear on the stock books of the Corporation on each record date, which shall be the 1st day of the month in which such Dividend Payment Date occurs (each of which dates being a “Dividend Payment Record Date”).  Dividends shall accrue from July 12, 2005 (the “Date of Original Issue”) or, if issued after the Date of Original Issue, from such date or from the most recent Dividend Payment Date (whether or not dividends have been paid on such Dividend Payment Date), whichever is later, and shall cease to accrue on the Series A Preferred Stock on the date of their redemption pursuant to Section 6, unless the Corporation shall default in providing funds for the payment of the redemption price on the shares called for redemption pursuant thereto.

No dividends may be declared or paid or set apart for payment on any Parity Preferred Stock (as defined in Section 8 below) unless there shall also be or have been declared and paid or set apart for payment on the Series A Preferred Stock, dividends for the then-current quarterly dividend period of the Series A Preferred Stock ending on or before the dividend payment date of such Parity Preferred Stock, ratably in proportion to the respective amounts of dividends (x) accumulated, but without, in the case of non-cumulative shares, accumulation of unpaid dividends for prior dividend periods, and unpaid or payable on such Parity Preferred Stock, on the one hand, and (y) accumulated, but without, in the case of non-cumulative shares, accumulation of unpaid dividends for prior dividend periods, and unpaid through the dividend payment period or periods of the Series A Preferred Stock coinciding with or next preceding such dividend payment date, on the other hand.

So long as any shares of Series A Preferred Stock shall be outstanding, no dividend (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the common stock of the Corporation or any other stock of the Corporation ranking, as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the Corporation, junior to the Series A Preferred Stock), whether in cash or property, may be paid or declared or set apart, nor may any distribution be made on the common stock (or any other stock of the Corporation ranking, as to the payment of dividends, junior to the Series A Preferred Stock), unless dividends have been declared and paid or set apart on the Series A Preferred Stock for the then-current quarterly dividend period; provided, however, that the foregoing dividend preference shall not be cumulative and shall not in any way create any claim or right in favor of the holders of Series A Preferred Stock in the event that dividends have not been declared or paid or set apart on the Series A Preferred Stock in respect of any prior dividend period.  If the full dividend on the Series A Preferred Stock is not paid for any quarterly dividend period, the holders of Series A Preferred Stock will have no claim in respect of the unpaid amount so long as no dividend (other than those referred to above) is paid on the common stock (or any other stock of the Corporation ranking, as to the payment of dividends, junior to the Series A Preferred Stock) for such dividend period.

The Corporation may, in its discretion, choose to pay dividends on the Series A Preferred Stock without the payment of any dividends on its common stock (or any of its other stock ranking, as to the payment of dividends, junior to the Series A Preferred Stock).

Holders of Series A Preferred Stock will not be entitled to any dividends, whether payable in cash or property, other than as herein provided and will not be entitled to interest, or any sum in lieu of interest, in respect of any dividend payment.

3.     Liquidation Preference.  The shares of Series A Preferred Stock shall rank, as to liquidation, dissolution or winding up of the Corporation, prior to the shares of common stock and any other stock of the Corporation ranking junior to the Series A Preferred Stock as to rights upon liquidation, dissolution or winding up of the Corporation, so that in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of shares of common stock or any other such junior stock, an amount equal to the liquidation preference of $25,000.00 per share plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid for the then-current quarterly dividend period accrued to but excluding the date of final distribution, but without accumulation of unpaid dividends on the Series A Preferred Stock.  The holders of the Series A Preferred Stock shall not be entitled to receive the preferential amounts as aforesaid until the liquidation preference of any other stock of the Corporation ranking senior to the Series A Preferred Stock as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full.  After payment of the full amount of the preferential amounts as aforesaid, the holders of shares of Series A Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.  If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of Parity Preferred Stock and Series A Preferred Stock shall be insufficient to pay in full the preferential amounts payable thereon, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full (but without, in the case of any non-cumulative preferred stock, accumulation of unpaid dividends for prior dividend periods).  For the purposes hereof, neither a consolidation or merger of the Corporation with or into any other corporation, nor a merger of any other corporation with or into the Corporation, nor a sale, lease, exchange or transfer of all or substantially all of the Corporation’s assets shall be considered a liquidation, dissolution or winding up of the Corporation.

4.     Conversion.  The Series A Preferred Stock is not convertible into, or exchangeable for, other securities or property.

5.     Voting Rights. The Series A Preferred Stock will have no voting rights except as provided herein or as otherwise from time to time required by law.

The holders of the Corporation’s Series A Preferred Stock and any other classes or series of preferred stock the Corporation may issue (if the terms of any such class or series of preferred stock so provide), by majority vote (based on liquidation preference), voting together as a single class regardless of class or series, will be entitled to nominate two persons as “Advisory Directors” to attend meetings of the Board of Directors of the Corporation if dividends on the Series A Preferred Stock or any such other classes or series of preferred stock the Corporation issues are not paid in an aggregate amount equal to at least six full quarterly dividend payments (whether or not consecutive).  Promptly after the dividend payment date when such threshold is reached or after any Advisory Director’s term expires pursuant to clause (ii) in the next succeeding paragraph, the Corporation will call a meeting of the holders of Series A Preferred Stock and of any other classes or series of preferred stock entitled to vote with the holders of Series A Preferred Stock on the nomination of Advisory Directors, for the purpose of nominating Advisory Directors.  The Corporation will appoint as Advisory Directors persons from time-to-time nominated as Advisory Directors by the holders of Series A Preferred Stock and any such other classes or series of preferred stock.

During such time as Advisory Directors are appointed and serving, an agenda item relating to the Series A Preferred Stock will be included for all meetings of the Corporation’s Board of Directors.  The Advisory Directors will only have the right to receive notices of, and information distributed to members of the Board of Directors in connection with, participate in and address the Board of Directors during, that portion of meetings of the Board of Directors consisting of the Board of Directors’ discussion of the agenda item relating to the Series A Preferred Stock.  The Advisory Directors will not be members of the Corporation’s Board of Directors and will not have the right to vote with members of the Board of Directors on matters considered by the Board of Directors.  The term of each Advisory Director, once appointed, will continue until the earliest of (i) the first date as of which full dividends on the Series A Preferred Stock and any such other classes or series of preferred stock entitled to vote with the holders of the Series A Preferred Stock on the nomination of Advisory Directors have been paid for at least four consecutive quarterly dividend periods (but subject always to the same provisions in the case of future missed six full quarterly dividend payments), (ii) the date on which such Advisory Director resigns, dies or is removed either by the holders of Series A Preferred Stock and the holders of any such other classes or series of preferred stock entitled to vote with the holders of Series A Preferred Stock on the nomination of Advisory Directors, by majority vote (based on liquidation preference), voting together as a single class regardless of classes or series, either in writing or at a meeting duly called for such purpose, or by the Board of Directors if such Advisory Director fails to comply with his or her obligations under the agreement referred to in the next paragraph, and (iii) the redemption of all of the shares of the Series A Preferred Stock.  The holders of shares of Series A Preferred Stock and the holders of any other classes or series of preferred stock entitled to vote with the holders of Series A Preferred Stock on the nomination of Advisory Directors, by majority vote (based on liquidation preference), voting together as a single class, regardless of class or series will have the right to remove Advisory Directors and to fill vacancies.

The right of each person appointed as an Advisory Director to attend meetings of the Board of Directors is subject to such person entering into an agreement with the Corporation under which:

(i)     the parties agree that, as an Advisory Director, such person will be subject to the duty to act in good faith in accordance with the provisions of the Delaware General Corporation Law (“DGCL”) applicable to directors and to the Corporation’s by-laws and policies applicable to directors in the same manner as if such person were a director of the Corporation; and accordingly, such person will be subject to the same duty to treat confidentially information such person receives concerning the Corporation and its affiliates in such person’s capacity as an Advisory Director that such person would be subject to if such person were a director of the Corporation;

(ii)     the parties acknowledge that, as an Advisory Director, such person is not a director of the Corporation, and such person does not share with the members of the Corporation’s Board of Directors the power, authority and responsibility to direct the operations of the Corporation ; and

(iii)     the parties agree that (a) the DGCL will not preclude such person from attending meetings of the Corporation’s Board of Directors, addressing the Board of Directors and receiving related materials in connection with an agenda item relating to the Series A Preferred Stock and (b) such person will not receive the compensation paid to directors of the Corporation.

So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least a majority of the shares of the Series A Preferred Stock:

(i)      authorize, create or issue any capital stock of the Corporation ranking, as to dividends or upon liquidation, dissolution or winding up, prior to the Series A Preferred Stock, or reclassify any authorized capital stock of the Corporation into any such shares of such capital stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock; or

(ii)     amend, alter or repeal this Certificate of Designations for the Series A Preferred Stock, or the amended Certificate of Incorporation of the Corporation, whether by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the Series A Preferred Stock.

Any increase in the amount of authorized common stock or other authorized preferred stock or any increase or decrease in the number of shares of any series of preferred stock or the authorization, creation and issuance of other classes or series of common stock or other stock, in each case ranking on a parity with or junior to the shares of Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such powers, preferences or special rights.

The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required or upon which the holders of Series A Preferred Stock shall be entitled to vote shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

6.     Redemption.  The Series A Preferred Stock shall not be redeemable prior to July 12, 2010. On or after that date, subject to the notice provisions set forth below and subject to any further limitations which may be imposed by law, the Corporation may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, out of funds legally available therefor, at a redemption price equal to the liquidation preference per share plus an amount equal to the amount of the accrued and unpaid dividends (whether or not earned or declared) from the Dividend Payment Date immediately preceding the redemption date to but excluding the redemption date, but without accumulation of unpaid dividends on the Series A Preferred Stock for prior dividend periods; provided, however, that, unless the Series A Preferred Stock shall be redeemed in whole, no redemption shall reduce the aggregate liquidation preference of the Series A Preferred Stock outstanding to $25,000,000 or less.  If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the Corporation will select the shares to be redeemed from the outstanding shares not previously called for redemption by lot or pro rata (as nearly as possible).

In the event the Corporation shall redeem shares of Series A Preferred Stock, written notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder’s address as the same appears on the stock books of the Corporation; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of Series A Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to mail said notice or except as to the holder whose notice was defective.  Each such notice shall state: (a) the redemption date; (b) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed from such holder, the number of shares to be redeemed from such holder; (c) the redemption price and any accumulated and unpaid dividends to the redemption date; (d) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (e) that dividends on the shares to be redeemed will cease to accrue on such redemption date (unless the Corporation shall default in providing funds for the payment of the redemption price of the shares called for redemption at the time and place specified in such notice).

The Corporation’s obligation to provide funds for the payment of the redemption price (and any accumulated and unpaid dividends to the redemption date) of the shares called for redemption shall be deemed fulfilled if, on or before a redemption date, the Corporation shall deposit, with a bank or trust company, or an affiliate of a bank or trust company, having an office or agency in the United States and having a capital and surplus of at least $50,000,000, such funds sufficient to pay the redemption price (and any accumulated and unpaid dividends to the redemption date) of the shares called for redemption, in trust for the account of the holders of the shares to be redeemed (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such bank or trust company that such funds be delivered upon redemption of the shares of Series A Preferred Stock so called for redemption.

Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of two years from the redemption date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the amounts payable upon such redemption.  Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. In addition, holders of Series A Preferred Stock will have no right to require redemption of any shares of Series A Preferred Stock.

Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock.

7.       Amendment of Resolution.  The Board of Directors of the Corporation reserves the right from time to time to increase or decrease the number of shares that constitute the Series A Preferred Stock (but not below the number of shares thereof then outstanding) and in other respects to amend this Certificate of Designations within the limitations provided by law, this resolution and the Certificate of Incorporation (as amended).

8.       Rank.  Any stock of any class or classes or series of the Corporation shall be deemed to rank:

(a)     prior to shares of the Series A Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, if the holders of stock of such class or classes or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of the Series A Preferred Stock (but not solely because dividends thereon shall be cumulative);

(b)     on a parity with shares of the Series A Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Series A Preferred Stock, if the holders of stock of such class or classes or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributed upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the holders of shares of Series A Preferred Stock (the term “Parity Preferred Stock” being used to refer to any stock on a parity with the shares of Series A Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require); and

(c)     junior to shares of the Series A Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, if such class or classes or series shall be common stock or if the holders of the Series A Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of stock of such class or classes or series.

9.       General Provisions.

(a)     The term “outstanding”, when used with reference to shares of Series A Preferred Stock, shall mean issued shares of Series A Preferred Stock, excluding shares of Series A Preferred Stock held by the Corporation or any subsidiary of the Corporation.

(b)     The headings of the sections of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

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IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm, under penalties of perjury, that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set his hand this 12th day of July, 2005.

HOVNANIAN ENTERPRISES, INC.

By:	/s/ J. Larry Sorsby
Name: J. Larry Sorsby
Title: Executive Vice President
Chief Financial Officer

EXHIBIT B

CERTIFICATE OF DESIGNATION
OF
SERIES B JUNIOR PREFERRED STOCK
OF
HOVNANIAN ENTERPRISES, INC.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

Hovnanian Enterprises, Inc. (hereinafter called the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.       The name of the Company is Hovnanian Enterprises, Inc.

2.       The certificate of incorporation, as amended (the “Certificate of Incorporation”) of the Company authorizes the issuance of 100,000 shares of Preferred Stock, $0.01 par value (the “Preferred Stock”), and expressly vests in the Board of Directors of the Company (the “Board”) the authority provided therein to provide for the issuance of said shares in series and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof.

3.       The Board, pursuant to the authority expressly vested in it as aforesaid, on July 29, 2008 adopted the following resolutions creating a “Series B Junior” series of Preferred Stock:

RESOLVED, that a series of the class of authorized Preferred Stock of the Company be and hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

SERIES B JUNIOR PREFERRED STOCK

Designation and Amount. The shares of such series will be designated as Series B Junior Preferred Stock (the “Series B Preferred”) and the number of shares constituting the Series B Preferred is 10,000. Such number of shares may be increased or decreased by resolution of the Board; provided, however, that no decrease will reduce the number of shares of Series B Preferred to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company and convertible into Series B Preferred.

Section 2      Dividends and Distributions.

(a)      Subject to the rights of the holders of any shares of any series of Preferred Stock ranking prior to the Series B Preferred with respect to dividends, the holders of shares of Series B Preferred, in preference to the holders of Class A Common Stock, par value $0.01 per share and Class B Common Stock, par value $0.01 (collectively, the “Common Stock”), of the Company, and of any other junior stock, will be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, dividends payable in cash (except as otherwise provided below) on such dates as are from time to time established for the payment of dividends on the Common Stock (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Preferred (the “First Dividend Payment Date”), in an amount per share (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, the greater of (i) $1 and (ii) ten thousand (10,000) times the aggregate per share amount of all cash dividends, and ten thousand (10,000) times the aggregate per share amount (payable in kind) of all non-cash dividends, other than a dividend payable in shares of Class A Common Stock or Class B Common Stock, as the case may be, or a subdivision of the outstanding shares of Class A Common Stock or Class B Common Stock, as the case may be, (by reclassification or otherwise), declared on the Class A Common Stock and/or Class B Common Stock since the immediately preceding Dividend Payment Date or, with respect to the First Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Preferred. In the event that the Company at any time (i) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding shares of Common Stock, (iii) combines the outstanding shares of Common Stock into a smaller number of shares or (iv) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series B Preferred are then issued or outstanding, the amount to which holders of shares of Series B Preferred would otherwise be entitled immediately prior to such event will be correspondingly adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)     The Company will declare a dividend on the Series B Preferred as provided in paragraph (a) of this Section 2 immediately after it declares a dividend on the Class A Common Stock and/or Class B Common Stock (other than a dividend payable in shares of Common Stock). Each such dividend on the Series B Preferred will be payable immediately prior to the time at which the related dividend on the Class A Common Stock and/or Class B Common Stock is payable.

(c)      Dividends will accrue, and be cumulative, on outstanding shares of Series B Preferred from the Dividend Payment Date next preceding the date of issue of such shares, unless (i) the date of issue of such shares is prior to the record date for the First Dividend Payment Date, in which case dividends on such shares will accrue from the date of the first issuance of a share of Series B Preferred or (ii) the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Preferred entitled to receive a dividend and before such Dividend Payment Date, in either of which events such dividends will accrue, and be cumulative, from such Dividend Payment Date. Accrued but unpaid dividends will cumulate from the applicable Dividend Payment Date but will not bear interest. Dividends paid on the shares of Series B Preferred in an amount less than the total amount of such dividends at the time accrued and payable on such shares will be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series B Preferred entitled to receive payment of a dividend or distribution declared thereon, which record date will be not more than 60 calendar days prior to the date fixed for the payment thereof.

Section 3     Voting Rights.

The holders of shares of Series B Preferred shall have the following voting rights:

(a)      Subject to the provision for adjustment hereinafter set forth and except as otherwise provided in the Certificate of Incorporation or required by law, each share of Series B Preferred shall entitle the holder thereof to 10,000 votes, on all matters upon which the holders of the Common Stock of the Company are entitled to vote. In the event the Company shall at any time after the Record Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series B Preferred were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)      Except as otherwise provided herein, in the Certificate of Incorporation or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, and except as otherwise required by law, the holders of shares of Series B Preferred and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

(c)      Except as set forth herein, or as otherwise provided by law, holders of Series B Preferred shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4     Restrictions.

(a)     Whenever dividends or other dividends or distributions payable on the Series B Preferred are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Preferred outstanding have been paid in full, the Company will not:

Declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) (“Junior Stock”) to the shares of Series B Preferred;

Declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) (“Parity Stock”) with the shares of Series B Preferred, except dividends paid ratably on the shares of Series B Preferred and all such Parity Stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

Redeem, purchase or otherwise acquire for consideration shares of any Junior Stock; provided, however, that the Company may at any time redeem, purchase or otherwise acquire shares of any such Junior Stock in exchange for shares of any other Junior Stock of the Company; or

Redeem, purchase or otherwise acquire for consideration any shares of Series B Preferred, or any shares of Parity Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, may determine in good faith will result in fair and equitable treatment among the respective series or classes.

The Company will not permit any majority-owned subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5.      Reacquired Shares. Any shares of Series B Preferred purchased or otherwise acquired by the Company in any manner whatsoever will be retired and canceled promptly after the acquisition thereof. All such shares will upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation of the Company, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6.      Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, no distribution will be made (a) to the holders of shares of Junior Stock unless, prior thereto, the holders of shares of Series B Preferred have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided, however, that the holders of shares of Series B Preferred will be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to a minimum per share liquidation payment of $10,000 but will be entitled to an aggregate per share liquidation payment of 10,000 times the payment made per share of Common Stock or (b) to the holders of shares of Parity Stock, except distributions made ratably on the shares of Series B Preferred and all such Parity Stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Company at any time (i) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding shares of Common Stock, (iii) combines the outstanding shares of Common Stock into a smaller number of shares or (iv) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series B Preferred are then issued or outstanding, the aggregate amount to which each holder of shares of Series B Preferred would otherwise be entitled immediately prior to such event will be correspondingly adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7.       Consolidation, Merger, Etc. In the event that the Company enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, in each such case, each share of Series B Preferred will at the same time be similarly exchanged for or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to ten thousand (10,000) times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company at any time (a) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (b) subdivides the outstanding shares of Common Stock, (c) combines the outstanding shares of Common Stock in a smaller number of shares or (d) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series B Preferred are then issued or outstanding, the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Preferred will be correspondingly adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8.       Redemption. The shares of Series B Preferred are not redeemable.

Section 9.       Rank. The Series B Preferred rank, with respect to the payment of dividends and the distribution of assets, junior to all other series of the Company’s Preferred Stock, unless the terms of such series shall so provide.

Section 10.     Fractional Shares. Series B Preferred may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred.

FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series B Junior Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Certificate of Incorporation of the Company pursuant to the provisions of Sections 104 and 151 of the DGCL.

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IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Company by the undersigned on August 14, 2008.

HOVNANIAN ENTERPRISES, INC.

By:	/s/ PETER REINHART

Name: Peter Reinhart
Title: Senior Vice President and Officer

B-6